Exhibit 10.1

Trevi Therapeutics, Inc.

Executive Separation Benefits and Retention Plan

1. Establishment of Plan. Trevi Therapeutics, Inc., a Delaware corporation (the “Company”), hereby establishes an unfunded separation benefits and retention plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Executives who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. This Plan supersedes any and all (i) severance plans and separation policies applying to Covered Executives that may have been in effect before the Effective Date with respect to any termination of employment and (ii) the provisions of any agreements between any Covered Executive and the Company that provide for severance benefits, except as provided in Section 21.

2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Executives will receive the separation benefits described herein if employment with the Company (or its successor following a Change in Control (as defined below)) terminates under the circumstances specified herein. The separation benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3. Definitions. For purposes of this Plan,

(a) “Accelerated Portion” shall have the meaning set forth in Section 5(a) hereof.

(b) “Accrued Obligations” shall have the meaning set forth in Section 6(a) hereof.

(c) “Affiliated Entity” means any corporation, partnership, trust or other entity of which the Company and/or any of its Affiliated Entities directly or indirectly owns a majority of the outstanding shares of any class of equity security thereof and any corporation, partnership, trust or other entity which directly or indirectly owns a majority of the outstanding shares of any class of any equity security of the Company or any of its Affiliated Entities.

(d) “Base Salary” shall mean, for any Covered Executive, such Covered Executive’s base rate of pay exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(e) “Board” shall mean the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.

(f) “Cause” shall mean a finding by the Company that the Covered Executive: (i) materially breached any applicable employment agreement, offer letter or any employee non-competition, non-solicitation, confidentiality and assignment or similar agreement to which such Covered Executive is a party with the Company, (ii) engaged in fraud or embezzlement; (iii) engaged in willful misconduct or gross negligence with regard to the Company that the Board determines in good faith is, or is reasonably likely to be, materially injurious to the Company and its reputation; (iv) materially violated the Company’s published policies, including those prohibiting unlawful harassment and discrimination or concerning drugs and alcohol, as in effect from time to time; or (v) was convicted of, or pleaded guilty or nolo contendere to any felony (other than traffic-related offenses).

(g) “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii):

(i)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection 3(g)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Subsection 3(g)(iii) of this definition;

(ii)

a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(iii)

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company;

provided that such Change in Control also satisfies Treasury Regulation Section 1.409A-3(i)(5) where required for compliance with Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).

(h) “CIC Period” shall have the meaning set forth in Section 6(b) hereof.

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Company” shall mean Trevi Therapeutics, Inc. or, following a Change in Control, any successor thereto.

(l) “Covered Executives” shall mean all Executives who experience a Covered Termination. For the avoidance of doubt, Temporary Employees and Part-Time Employees are not eligible for separation benefits under the Plan. An employee’s full-time, part-time or temporary status for the purpose of this Plan is determined by the Plan Administrator upon review of the employee’s status immediately before termination. Any person who is classified by the Company as an independent contractor or third party employee is not eligible for separation benefits even if such classification is modified retroactively.

(m) “Covered Termination” shall mean a termination by the Company of the employee other than for Cause or by reason of the employee’s death or Disability, or a resignation by the employee for Good Reason.

(n) “Date of Termination” means: (i) if Executive’s employment ends other than for death, Executive’s last day of employment with the Company and (ii) if Executive’s employment is terminated by reason of death, the date of Executive’s death.

(o) “Delay Period” shall have the meaning set forth in Section 14(b)(i) hereof.

(p) “Disability” shall mean any long-term disability or incapacity due to physical or mental illness that renders the Covered Executive unable to substantially perform his duties for at least ninety (90) consecutive days or one hundred twenty (120) total days during any twelve (12) month period, provided that it may occur in a shorter period if, after its commencement, it is determined to be total and permanent by a physician selected by the Company and its insurers and such determination is acceptable to the Covered Executive or to the Covered Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

(q) “Effective Date” shall mean September 18, 2019.

(r) “Eligibility Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

(s) “Equity Award” shall have the meaning set forth in Section 7(b) hereof.

(t) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(u) “Executive” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are designated as officers of the Company by the Board.

(v) “Good Reason” shall mean: (i) a material diminution in the nature or scope of the employee’s duties, responsibilities or authority; (ii) a material reduction in the employee’s Base Salary then in effect; (iii) the Company’s requiring the employee’s ongoing and regular services to be performed at a location more than fifty (50) miles from the geographic location at which the employee was providing services before such requirement; or (iv) a material breach by the Company of any agreement under which the employee provides services to the Company. In order to terminate the employee’s employment for Good Reason, the employee must (w) give notice to the Company of the employee’s intention to resign for Good Reason within sixty (60) days after the occurrence of the event (or series of events) that the employee asserts entitles the employee to resign for Good Reason, (x) state in that notice the event that the employee considers to provide the employee with Good Reason to resign, (y) provide the Company with at least thirty (30) days after the employee’s notice to cure the event, and (z) if the event is not cured within such thirty (30)-day cure period, resign for Good Reason within thirty (30) days after the end of the thirty (30)-day cure period

(w) “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees and are treated as such by the Company.

(x) “Participants” shall mean Covered Executives.

(y) “Payment Date” shall have the meaning set forth in Section 5(a) hereof.

(z) “Plan Administrator” shall have the meaning set forth in Section 16 hereof.

(aa) “Release Agreement” shall have the meaning set forth in Section 5 hereof.

(bb) “Release Effective Date” shall have the meaning set forth in Subsection 14(c)(1) hereof.

(cc) “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(dd) “Section 409A” shall have the meaning set forth in Section 3(g) hereof.

(ee) “Severance Conditions” shall have the meaning set forth in Section 6(b) hereof.

(ff) “Severance Period” shall have the meaning set forth in Section 6(b)(i) hereof.

(gg) “Temporary Employees” are employees treated as such by the Company, whether or not in writing.

4. Coverage. A Covered Executive may be entitled to receive separation benefits under the Plan if such employee experiences a Covered Termination. In order to receive separation benefits under the Plan, Covered Executives must meet the requirements provided below in Section 5 of the Plan.

5. Conditions to Separation Benefits.

(a) As a condition to the separation benefits in Sections 6 and 7, the Covered Executive must execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (the “Release Agreement”), and such Release Agreement must become binding, enforceable and irrevocable within sixty (60) calendar days following termination of employment. The Release Agreement shall contain, among other things, a general release of claims by the Covered Executive, the agreement of the Covered Executive not to disparage the Company and reaffirmation of the Covered Executive’s obligations under his or her Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement. Payments will begin in the first pay period beginning after the conditions in this Section 5 have been satisfied or as promptly as practicable thereafter, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Covered Executive’s employment ends, payments will not be made before the first payroll period of the subsequent year (the “Payment Date”). Notwithstanding the foregoing, the acceleration of vesting of the Equity Awards as contemplated by Section 7(b) below shall take immediate effect upon the date of termination; provided, however, that the Covered Executive agrees that the portion of such Equity Awards that shall have been accelerated pursuant to 7(b) (the “Accelerated Portion”) shall not be exercised or transferred prior to the date on which the severance conditions in this Section 5 have been satisfied, that any shares to be issued or retained under the Equity Awards will not be issued or retained prior to the date on which the conditions in this Section 5 have been satisfied and that if the conditions in this Section 5 have not been satisfied within the prescribed time period, than, as of such date, the Accelerated Portion shall be cancelled and shall cease to be exercisable, shall be forfeited, or shall not be issued, as applicable on the basis of the type of Equity Award.

(b) In addition, as a condition of Covered Executive’s receipt of the separation benefits in Sections 6 and 7, the Covered Executive agrees to (i) reasonably cooperate with the Company at its request in all matters relating to the winding up of the Covered Executive’s pending work on behalf of the Company and the orderly transfer of such work to other employees of the Company following any termination of employment, (ii) during the Severance Period (as defined below), upon reasonable notice by the Company, make himself/herself reasonably available to the Company on an as-needed basis in connection with the orderly transition of the Covered Executive’s duties without receiving any additional compensation other than the separation benefits, and (iii) reasonably cooperate in the resolution of any dispute (including, without limitation, litigation of any action) involving the Company that relates in any way to Covered Executive’s activities while employed by the Company. The Company shall reimburse the Covered Executive for all reasonable out-of-pocket expenses incurred by the Covered Executive in order to provide such cooperation.

6. Obligations of the Company upon Termination.

(a) Termination for Any Reason or No Reason. In the event of the termination of Covered Executive’s employment for any reason or for no reason, the Company will pay to Covered Executive (or to Covered Executive’s estate) (i) the portion of Covered Executive’s annualized Base Salary that has accrued prior to such termination and has not yet been paid and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the Date of Termination, (ii) any bonus amount not yet paid that was earned by and approved for payment to Covered Executive by the Board during or with respect to the calendar year preceding the Date of Termination; (iii) reimbursement for expenses properly incurred by Covered Executive on behalf of the Company prior to such termination and properly documented in accordance with Company policy, and (iv) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which Covered Executive is eligible to receive under any plan or agreement of or with the Company through the Date of Termination (all such amounts, collectively, the “Accrued Obligations”). The Accrued Obligations will be paid as required by law but in any event promptly after termination or as provided by any applicable policy, plan or agreement.

(b) Termination by the Company Other Than for Cause or by Reason of Covered Executive’s Death or Disability; By Covered Executive for Good Reason; and Other than Upon or within Twelve Months following a Change in Control. Subject to the satisfaction of the conditions set forth in Section 5 (the “Severance Conditions”), if Covered Executive’s employment is terminated (i) by the Company other than (x) for Cause or (y) by reason of Executive’s death or Disability, or (ii) by Covered Executive for Good Reason, and, in each case, other than upon or within twelve (12) months following a Change in Control (the “CIC Period”), then in addition to the Accrued Obligations, the Company shall:

(i)

Continue to pay Covered Executive’s Base Salary for the period set forth in the table below (the “Severance Period”) at Covered Executive’s most recent Base Salary, such payment to be made in accordance with the Company’s then-current payroll practices over the Severance Period; provided, however, the amounts to be paid under this clause (i) to a Covered Executive shall be reduced by any other post-termination payments made by the Company to the Covered Executive, which are made to enforce the Covered Executive’s non-competition obligation or are otherwise required by law.

Title/Role of Participant	Severance Period
Chief Executive Officer	Twelve (12) months
Other Covered Executives	Six (6) months

(ii)

Provided that Covered Executive is eligible for and elects to continue receiving medical insurance pursuant to COBRA, continue to pay on Covered Executive’s behalf the share of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage during the Severance Period. The remaining balance of the premium costs and all premium costs after the Severance Period shall be paid by Covered Executive on a monthly basis for as long as, and to the extent that, Covered Executive remains eligible for and elects to continue receiving continued coverage under COBRA; provided, however, that notwithstanding the foregoing, in the event Covered Executive becomes eligible during the Severance Period for the same or substantially similar group health insurance coverage through another employer, Covered Executive shall immediately notify the Company in writing of the date of eligibility for such coverage (the “Eligibility Date”), and the Company’s obligation to make monthly premium payments pursuant to this Subsection 6(b)(ii) shall end on the Eligibility Date.

(c)

Termination By the Company for Cause; By Reason of Covered Executive’s Death or Disability; Or By Covered Executive Other than for Good Reason. If Covered Executive’s employment is terminated by the Company for Cause, or by reason of Covered Executive’s death or Disability, or by Covered Executive for any reason other than for Good Reason, the Company shall have no obligations to Covered Executive or Covered Executive’s legal representatives under the Plan, other than for payment of the Accrued Obligations.

7. Change in Control Separation Benefits. Subject to the satisfaction of the Severance Conditions, if, during the CIC Period, a Covered Executive’s employment is terminated by the Company without Cause and not for death or Disability, or if a Covered Executive resigns his or her employment for Good Reason, then, in addition to the Accrued Obligations and in lieu of any payments under Section 6, the Company shall:

(a) Pay to such Covered Executive, on the Payment Date, a lump sum equal to the number of months of Base Salary set forth in the table below at such Covered Executive’s most recent Base Salary, or, if greater, at such Covered Executive’s highest Base Salary immediately prior to the Change in Control or during the CIC Period: provided, however, the amounts to be paid under this clause (a) to a Covered Executive shall be reduced by any other post-termination payments to be made by the Company to the Covered Executive, to enforce the Covered Executive’s non-competition obligation or as otherwise required by law.

Title/Role of Participant	Months of Benefits
Chief Executive Officer	Eighteen (18) months
Other Covered Executives	Twelve (12) months

(b) Provided that the Covered Executive is eligible for and elects to continue receiving medical insurance under COBRA, continue to pay on such Covered Executive’s behalf the share of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage for a period following the Date of Termination of up to the number of months set forth in the table above. The remaining balance of the premium costs and all premium costs after such period shall be paid by such Covered Executive on a monthly basis for as long as, and to the extent that, such Covered Executive remains eligible for and elects to continue receiving continued coverage under COBRA; provided, however, that notwithstanding the foregoing, in the event such Covered Executive becomes eligible during such period for the same or substantially similar group health insurance coverage through another employer, such Covered Executive shall immediately notify the Company in writing of the Eligibility Date, and the Company’s obligation to make monthly premium payments pursuant to this Subsection 7(b) shall end on the Eligibility Date.

(c) Pay to the Covered Executive, on the Payment Date, a lump sum equal to the number set forth in the table below times such Covered Executive’s target bonus award for the year in which the Date of Termination occurs without regard to whether the performance goals applicable to such target bonus had been established or satisfied at the Date of Termination.

Title/Role of Participant	Bonus Multiplier
Chief Executive Officer	1.5x
Other Covered Executives	1.0x

(d) Notwithstanding the terms of any stock option agreement, restricted stock agreement or other stock award (“Equity Award”), other than terms more favorable to the Covered Executive, effective as of the Termination Date, accelerate the vesting of all Equity Awards held by such Covered Executive at the Date of Termination (other than Equity Awards that vest on the basis of performance and do not provide solely for time-based vesting), such that such Equity Awards shall become 100% vested.

8. Recoupment. If a Covered Executive fails to comply with the terms of the Plan, including the provisions of Section 5 above, the Company may require repayment to the Company of any benefits described in Sections 6 and 7 above that the Covered Executive has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator. Payment is due in cash or by check within 10 days after the Company provides notice to a Covered Executive that it is enforcing this provision. Any benefits described in Sections 6 and 7 above not yet received by such Covered Executive will be immediately forfeited.

9. Effect of Termination on Other Positions. If, on the Date of Termination, the Covered Executive is a member of the Board or the board of directors of any Affiliated Entity, or holds any other office or position with the Company or any Affiliated Entity, the Covered Executive shall, unless otherwise requested by the Company, resign or be deemed to have resigned from all such offices and positions as of the Date of Termination. The Covered Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

10. No Mitigation. In no event, except as set forth expressly in this or another agreement signed by a Covered Executive, shall such Covered Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Covered Executive under any of the provisions of this Agreement and, subject to the aforesaid exception, such amounts shall not be reduced whether or not such Covered Executive obtains other employment.

11. Restrictive Covenants. As a condition of the effectiveness of this Agreement, the Covered Executive shall have previously, or contemporaneously with the execution of this Agreement, executed and delivered to the Company an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement with the Company provided by and satisfactory to the Company.

12. Death. If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies during such Participant’s applicable Severance Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s Severance Period.

13. Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

14. Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A. The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a) Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b) Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)

With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Executive, and (B) the date of the Covered Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Executive in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)

To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c) To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Executive’s employment with the Company. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)

To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan applied as though such payments commenced immediately upon the termination of Covered Executive’s employment with the

Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Executive’s employment with the Company.

(ii)

To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of the Covered Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of the Covered Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Covered Executive’s employment with the Company.

(d) The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

15. Return of Company Property. Upon termination of employment for any reason, the Covered Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Company, and the Covered Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Covered Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section.

16. Plan Administration.

(a) Plan Administrator. The Plan Administrator shall be the Board; provided, however, that the Board may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Trevi Therapeutics, Inc.

195 Church Street, 14th Floor

New Haven, CT 06510

Attn: Chair of the Compensation Committee of the Board

(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

17. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

18. Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

19. Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

20. Non-Assignability. No right or interest of any Covered Executive in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

21. Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Executives on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

22. Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Executive shall be unanimously approved by the Company’s Board of Directors, including the Chief Executive Officer, (b) no such amendment, modification or termination may affect the rights of a Covered Executive then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one year. The Board intends to review the Plan at least annually.

23. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of State of New York (without regard to conflict of laws provisions) to the extent not preempted by federal law.